Exhibit 99.1

news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces the Completion of the Acquisition of Roma Financial Corporation

Short Hills, N.J. – (PR NEWSWIRE) – December 6, 2013 - Investors Bancorp, Inc. (NASDAQ:ISBC) announced the completion of its acquisition of Roma Financial Corp. and its subsidiary banks, Roma Bank and RomAsia Bank, effective as of the close of business on December 6, 2013. The combined institution has approximately $15.5 billion in assets, $10.0 billion in deposits and 127 branch locations.
Kevin Cummings, Investors' President and Chief Executive Officer, commented, “We are pleased to welcome Roma’s employees, customers and communities to the Investors family. Investors will continue to build upon the strong relationships that Roma has established within its communities and will contribute an additional $1.2 million to the Roma Bank Community Foundation. We believe that it is important to make a difference in the communities we serve.”

About Investors Bancorp

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, with 127 branch locations throughout New Jersey and New York.